EXHIBIT 11




                              COLUMBUS ENERGY CORP.
                 Statement of Computation of Per Share Earnings
                                   (Unaudited)
                      (In Thousands Except Per Share Data)


                                               Six Months             Three Months
                                              Ended May 31,           Ended May 31,
                                              -------------           -------------
                                           1997         1996        1997         1996
                                           ----         ----        ----         ----

Primary:

 Based on weighted average
shares  outstanding  including
the effect of common stock
equivalents:

 Weighted average shares
  outstanding:                            3,932       3,810        3,901       3,799

Incremental shares attributable
  to dilutive stock options and
  warrants outstanding based on
  average market price during
  the period calculated using
  the treasury stock method                  69          14          44           25
                                         ------      ------      ------       ------

   Total average common and
    common equivalent shares              4,001       3,824       3,945       3,824
                                         ======      ======      ======      ======

     Net earnings                        $1,564      $1,083      $  421      $  533
                                         ======      ======      ======      ======

Earnings per share                       $  .39      $  .28      $  .11      $  .14
                                         ======      ======      ======      ======


Note: Fully diluted incremental shares for the six months were 95,000 and 19,000 with total average common and common share equivalent shares 4,027,000 and 3,829,000 in 1997 and 1996, respectively.

       Fully diluted incremental shares for the three months were 96,000 and 34,000 with total average common and common share equivalent shares 3,997,000 and 3,833,000 in 1997 and 1996, respectively.